UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2020

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	VYGR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.02	Termination of a Material Definitive Agreement.

On July 28, 2020, Voyager Therapeutics, Inc. (“Voyager”) received notice from AbbVie Biotechnology Ltd (“AbbVie Biotechnology”) of (1) AbbVie Biotechnology’s termination of the collaboration and option agreement by and between Voyager and AbbVie Biotechnology, dated February 16, 2018 (the “Tau Agreement”) and (2) the intention of AbbVie Inc., the parent of AbbVie Ireland Unlimited Company (“AbbVie Ireland” and, collectively with AbbVie Biotechnology, “AbbVie”), to terminate the collaboration and option agreement between Voyager and AbbVie Ireland, dated February 21, 2019 (the “ASN Agreement”). On August 3, 2020, Voyager received formal notice from AbbVie Ireland of AbbVie Ireland’s termination of the ASN Agreement. In each case, AbbVie exercised its right to terminate for convenience in accordance with the terms and conditions of the applicable agreement, and the parties have mutually agreed that each termination became effective as of August 3, 2020 (the “Termination Date”).

Tau Agreement

Voyager and AbbVie entered into the Tau Agreement for the research, development and commercialization of adeno-associated virus (“AAV”) and other virus-based gene therapy products for the treatment of diseases of the central nervous system and other neurodegenerative diseases related to defective or excess aggregation of tau protein in the human brain, including Alzheimer’s disease. Pursuant to the terms of the agreement, Voyager and AbbVie agreed to identify and select antibodies on which Voyager would conduct antibody engineering and other research activities to create vectorized antibody compounds comprised of an AAV or other viral capsid and a virus vector genome encoding one or more antibodies targeting and binding to a tau protein and to develop product candidates containing or comprised of such compounds. Voyager received a one-time, non-refundable upfront payment of $69 million from AbbVie in connection with entering into the Tau Agreement.

The Tau Agreement provided for a research period, a development period and an exclusive license option. Activities under the Tau Agreement have been conducted as part of the research period and did not advance to the development stage. Upon exercise of one or more development options for a total of up to three research compounds, AbbVie had agreed to pay to Voyager $80 million for the first research compound and accompanying product candidate and $30 million each for up to two additional research compounds and accompanying product candidates. If activities progressed to the development period, AbbVie had the right to exercise an exclusive option to license the research compounds and product candidates developed under the collaboration for all human diagnostic, prophylactic and therapeutic uses. Upon exercise of this license option, AbbVie agreed to pay Voyager an exercise fee of $75 million. Voyager was also eligible to receive (i) specified development and first-sale milestone payments for each licensed compound of up to an aggregate of $550 million in the case of an Alzheimer’s disease indication, up to $230 million in the case of the first indication other than Alzheimer’s disease, and up to $115 million for a subsequent non-Alzheimer’s disease indication and (ii) tiered, escalating royalties, in a range from a high-single digit to a mid-to-high teen percentage of aggregate net sales of licensed products on a licensed compound by licensed compound basis.

Effective as of the Termination Date, the Tau Agreement has been terminated in its entirety, in accordance with its terms and conditions, subject to surviving rights and obligations thereunder. In connection with such termination, Voyager is obligated to undertake certain transition activities, including transferring to AbbVie data and reports generated under the collaboration as well as any regulatory filings relating to certain compounds and product candidates investigated in the collaboration. As a result of the termination, Voyager is relieved of future research and development obligations under the collaboration. Exclusivity provisions restricting either party or any of its respective affiliates from directly or indirectly exploiting any vectorized antibody compound targeting a tau protein and restricting Voyager, alone or jointly with any third party, from directly or indirectly exploiting specified antibodies targeting a tau protein have also terminated. Each party retains a royalty-free, exclusive license to the other’s interest in certain intellectual property rights developed by or on behalf of either party under the collaboration (the “Joint IP”) to exploit antibodies it contributed to the collaboration as well as a royalty-free, non-exclusive license to the Joint IP for any other purpose. Further, AbbVie has granted Voyager, effective as of the Termination Date, a worldwide, royalty-free, transferable, sublicensable (though multiple tiers), exclusive license to AbbVie’s interest in Joint IP to exploit research compounds or product candidates that were investigated under the collaboration and do not encode antibodies contributed by AbbVie or include active pharmaceutical ingredients owned by AbbVie or its affiliates, for all human diagnostic, prophylactic and therapeutic uses. Voyager is not obligated to repay the upfront payment it received from AbbVie in connection with entering into the Tau Agreement but is no longer eligible to receive option payments, milestone payments or royalties thereunder.

ASN Agreement

Voyager and AbbVie entered into the ASN Agreement for the research, development and commercialization of AAV and other virus-based gene therapy products directed against pathogenic species of alpha-synuclein for the potential treatment of Parkinson’s disease and other synucleinopathies. Pursuant to the terms of the agreement, Voyager agreed to conduct antibody engineering and other research activities on antibodies designated by AbbVie to create vectorized antibody compounds comprised of an AAV or other viral capsid and a virus vector genome encoding one or more antibodies targeting and binding to the alpha-synuclein protein and to develop product candidates containing or comprised of such compounds. Voyager received a one-time, non-refundable upfront payment of $65 million from AbbVie in connection with entering into the ASN Agreement.

The ASN Agreement provided for a research period, a development period and an exclusive license option. Activities under the ASN Agreement have been conducted as part of the research period and did not advance to the development stage. Upon exercise of one or more development options for a total of up to four research compounds, AbbVie had agreed to pay to Voyager $80 million for the first research compound and accompanying product candidate and $30 million each for up to three additional research compounds and accompanying product candidates. If activities progressed to the development period, AbbVie had the right to exercise an exclusive option to license the research compounds and product candidates developed under the collaboration for all human diagnostic, prophylactic and therapeutic uses. Upon exercise of its license option, AbbVie had agreed to pay Voyager an exercise fee of $75 million. Voyager was also eligible to receive (i) specified development and first-sale milestone payments for each licensed compound of up to an aggregate of $450 million in the case of a Parkinson’s disease indication, up to $185 million in the case of the first indication other than Parkinson’s disease, and up to $92.5 million for a subsequent non-Parkinson’s disease indication, (ii) specified commercial milestone payments for all licensed products for all indications up to an aggregate of $500 million, and (iii) tiered, escalating royalties, in a range of mid-single digit percentages of aggregate net sales of licensed products on a licensed compound by licensed compound basis.

Effective as of the Termination Date, the ASN Agreement has been terminated in its entirety, in accordance with its terms and conditions, subject to surviving rights and obligations thereunder. In connection with such termination, Voyager is obligated to undertake certain transition activities including transferring to AbbVie data and reports generated under the collaboration as well as any regulatory filings relating to compounds and product candidates investigated in the collaboration. As a result of the termination, Voyager is relieved of future research and development obligations under the collaboration. Exclusivity provisions restricting either party or any of its respective affiliates from directly or indirectly exploiting any vectorized antibody compound targeting an alpha-synuclein protein and restricting Voyager, alone or jointly with any third party, from directly or indirectly exploiting specified antibodies have also terminated. AbbVie retains a royalty-free, exclusive license to Voyager’s interest in the Joint IP to exploit antibodies AbbVie contributed to the collaboration. Voyager otherwise retains a royalty-free, non-exclusive license to AbbVie’s interest in the Joint IP. Voyager is not obligated to repay the upfront payment it received from AbbVie in connection with entering into the ASN Agreement but is no longer eligible to receive option payments, milestone payments, or royalties thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOYAGER THERAPEUTICS, INC.

Date: August 3, 2020	By:	/s/ Allison Dorval
Allison Dorval
Chief Financial Officer
(Principal Financial and Accounting Officer)